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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         The undersigned, Kevin W. Murray, Vice President and
Secretary of HIV-VAC, Inc. (the "Corporation") does hereby certify

         That the Board of Directors of the Corporation by unanimous Board action, on May 15, 2001, adopted the following resolution to amend the original Articles of Incorporation as follows:

         ARTICLE IV of the Company's Articles of Incorporation to read as follows:

        "The aggregate number of shares which this corporation shall have authority to issue is 510,000,000 shares of stock. The corporation is authorized to issue two classes of stock, designated Common Stock and Preferred Stock. The total number of shares of Common Stock authorized to be issued is 500,000,000 shares with a par value of $.001 per share. The total number of Preferred Stock authorized to be issued is 10,000,000 with a par value of $.01 per share. Any and all shares of stock may be issued, reissued, transferred or granted as the Board of Directors, in its discretion, may determine. The Board of Directors shall have authority, pursuant to NRS 78.195 to set, by resolution, the particular designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of any class of stock or any series of stock within any class of stock issued by this corporation. No capital stock of this corporation will be subject to assessment and no holder of any shares will have preemptive rights to subscribe to any or all issues of shares of securities of this corporation."

         The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation is 76,415,608 that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                               /s/Kevin W. Murray
                                              ------------------------------
                                              Kevin W. Murray
                                              Vice President & Secretary